FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON D.C. 20549




                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                        Date of Report: January 12, 2001

                Date of Earliest Event Reported: January 4, 2001

                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

                         COMMISSION FILE NUMBER: 0-25464

                 VIRGINIA                             54-1387365
       (State or other jurisdiction of             (I.R.S. Employer
        incorporation or organization)              Identification No.)

                                500 Volvo Parkway
                              Chesapeake, VA 23320
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (757) 321-5000





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Item 5. OTHER EVENTS.

             DOLLAR TREE STORES, INC. COMMENTS ON SALES RESULTS AND EARNINGS OUTLOOK FOR FOURTH QUARTER AND FULL YEAR 2000

As discussed in a press release distributed on January 4, 2001 and in a publicly available telephone conference call the same day, Dollar Tree issued the following sales information and earnings outlook for the fourth quarter and full year 2000:

Net Sales

On January 4, 2001, Dollar Tree reported a 24.9% increase in net sales for calendar year 2000, to $1,688.1 million from $1,351.8 million in 1999. Net sales at comparable stores increased 5.7% for the year.

For the fourth quarter of 2000, net sales increased 18.3%, to $599.2 million from $506.7 million for the same period in 1999. Quarterly comparable store sales increased 2.0%. Comparable store sales benefited from increased sales at expanded stores and at stores in Western markets.

Quarterly sales were negatively impacted by a reduction in customer traffic believed to have resulted from a broad-based, sluggish retail environment during the period. Sales during the latter part of December, including Christmas weekend and the week after Christmas, were lower than expected and were further impacted by severe weather conditions through much of the eastern half of the United States. We estimate that we lost $3 million in sales due to storms in the eastern region. On a comparable basis, customer traffic counts were down approximately 3% for the quarter.

For the quarter, traffic at larger stores, including acquired stores, did a little better than in our core stores, although still below expectations for this big selling season. We are analyzing the seasonality trends at these stores, which we believe had an effect on our missed sales forecast for the quarter.

For the full year, the average customer transaction for the company increased to approximately $6.79. On a comparable basis, the average customer transaction increased approximately 6.5% for the year. For the fourth quarter, transactions were up slightly, at 1.7%. For these comparisons, we exclude Dollar Express stores, since we do not have complete customer count data for those stores.

Dollar Express stores continued to perform below our budget. Sales in our Western stores were above plan. Sales at acquired stores which we have converted to the "Dollar Tree look" also did well.

Since our sales for the holiday were below plan, we believe our seasonal merchandise carry-over will be approximately 500 basis points above last year.

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In 2000,  we opened  233  stores,  expanded  98  stores  and  closed 11  stores, increasing gross retail square footage to 9.8 million. We expect to expand another 100 stores in 2001 and open roughly 250-275 stores.

Earnings Per Share

Due to the lower than expected quarterly sales results and loss of leverage, Dollar Tree expects that diluted earnings per share will be lower than the range described in our Current Report on Form 8-K filed on December 22, 2000. Management has made no further revisions to expectations regarding gross margin, operating expenses and additional costs for the quarter, as disclosed in such Form 8-K.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:

This filing contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding:

     o our diluted earnings per share for the fourth quarter of 2000 and calendar year 2000,
     o gross margin as well as selling, general and administrative expenses, operating expenses and additional costs for the fourth quarter, and
     o    our expansion plans for 2001.

These forward-looking statements are based upon current estimates regarding incomplete fourth quarter data. Actual results could differ from these preliminary estimates if final year-end accruals exceed our estimates for items such as inventory mark-downs and shrinkage, freight accruals, store operating expenses, and expenses and changes in estimates related to Dollar Express. These forward-looking statements are also subject to numerous risks and uncertainties which may affect us including:

     o the difficulties and uncertainties in adding and operating larger stores, with which we have less experience;

     o    adverse weather and economic conditions, such as consumer confidence;

     o the seasonality of our sales and the importance of our fourth quarter operating results;

     o    the difficulties in managing our aggressive growth plans;

     o    the uncertainties associated with opening stores on a timely basis;

     o possible difficulties in meeting our sales and other expansion goals and anticipated comparable store sales;

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     o    possible delays,  costs and other  difficulties in integrating  Dollar
          Express with our business;

     o possible increases in merchandise costs, shipping rates, freight costs, wage levels, inflation, competition and other adverse economic factors; and

     o the capacity and performance of our distribution system and our ability to expand its capacity in time to support our sales growth.

For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections in our prospectus filed August 3, 2000 and our Annual Report on Form 10-K filed March 17, 2000 and the
"Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q filed November 14, 2000. Also, carefully review "Risk Factors" in our most recent prospectus filed November 15, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.

We are not obligated to release publicly any revisions to any forward-looking statements contained in this filing to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of future events and you should not expect us to do so.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DATE: January 12, 2001

                         DOLLAR TREE STORES, INC.


                         By:/s/ Frederick C. Coble

                            ----------------------
                            Frederick C. Coble
                            Senior Vice President, Chief Financial Officer

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